Exhibit (c)(x)

C O N F I D E N T I A L DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions G LO B A N T Q 1 2 0 2 4 E A R N I N G S U P D AT E Project Tempest M A Y 2 0 2 4

C O N F I D E N T I A L DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions Disclaimer P R O J E C T T E M P E S T The information herein has been prepared by Lazard based upon information supplied by Thoughtworks Holding, Inc . (the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company . We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity . With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company . We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based . The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise . These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard ; provided, however, that you may disclose to any and all persons the U . S . federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure . Lazard is acting as investment banker to the Special Committee of the Board of Directors of the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice .

DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions P R O J E C T T E M P E S T  Revenue: was in line with expectations ($571m for Q1 in line with $571m consensus, representing 13% YoY organic growth in constant currency, or 21% reported Revenue growth)  Adjusted EBIT margins: missed slightly, reporting 15.0% vs 15.6% consensus  Issued Q2 Revenue guidance of $585m - $589m, representing 18% YoY reported Revenue growth at the midpoint (organic, constant currency growth not disclosed) Source: Company filings and FactSet as of 5/16/2024. 1 After - hours market performance calculated as of 7:35pm ET on 5/16/2024. 2 Full Year 2024 organic constant currency growth estimate provided by management in Q1 2024 earnings call. Globant Full Year 2024 Guidance  Full Year 2024 Revenue: guidance lowered and the methodology changed  Prior: “at least $2,435m”, which analysts had interpreted as a consensus of $2,439m  New: a range of $2,405m to $2,440m with the $2,423m midpoint being 0.7% below consensus (~10% organic constant currency growth 2 )  Full Year 2024 Adjusted EBIT:  Prior: a margin range of 15.0% - 16.0%  New: reduction of 0.5% to a margin range of 14.5% - 15.5%  Revenue and margin guidance downgrades imply a 4% reduction in Adjusted EBIT for full year 2024 “We've managed to offset a tough pricing environment, currency fluctuations and macroeconomic pressures through improvements in our geographic mix and through our premium offering . Also, we've managed to maintain an adjusted operating margin of 15% , virtually flat on year - on - year terms . We remain committed to the long - term profitability of the company . And while we recognize there are some short - term headwinds around margins, we will continue to strive to maximize revenue and margins and walk away from a growth at all cost approach . ” JUAN IGNACIO URTHIAGUE, GLOBANT CFO & INVESTOR RELATIONS OFFICER Globant Q1 2024 Earnings Update ($ in millions) Globant’s stock price is down ~5% in after - hours trading 1 after missing earnings and downgrading full year 2024 guidance during Q1 results today; the magnitude of the reaction suggests the market sees the headwinds as longer term, consistent with management’s allusions to a fundamental change in the growth outlook Globant Q1 Results and Q2 Guidance Management Commentary and Takeaways Headwinds Noted in Management Commentary Select Earnings Transcript Excerpt  Uncertain macroeconomic backdrop  Soft IT spending  Sensitivity to inflation  Currency fluctuations  Challenging pricing environment 3